UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2025

Skillsoft Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38960	83-4388331
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Innovative Way, Suite 2210 Nashua, NH 03062
(Address of principal executive offices) (Zip Code)

(603) 324-3000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	SKIL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2025, Fahd Beg notified Skillsoft Corp. (“Skillsoft” or the “Company”) of his intent to resign from the Company’s Board of Directors (the “Board”) and all committees of the Board of which he is a member, effective on the date of, and  contingent on, the approval of a replacement  designated by MIH Learning B.V. (“MIH”) pursuant to its director designation rights (described below).  Mr. Beg has been a director since July 2024. Mr. Beg’s intent to resign did not result from any disagreement with the Company or its management on any matter relating to the Company’s financials, operations, policies or practices, and such action is in line with MIH’s customary process to refresh director nominees based on a designee’s aggregate responsibilities.

On November 15, 2025, the Board appointed Mr. Denis Nikolaev as a Class II director, effective immediately, to fill the vacancy created by the concurrent resignation of Mr. Beg. Mr. Nikolaev will serve as a director until the Company’s 2026 Annual Meeting of Stockholders, or until his successor has been duly elected and qualified, or upon his earlier resignation, retirement or other termination of service.

Mr. Nikolaev was appointed to the Board as the designee of MIH, pursuant to the terms of the previously disclosed Subscription Agreement dated October 12, 2022, by and among the Company, Churchill Sponsor II LLC, and MIH (the “MIH Subscription Agreement”), and upon the recommendation of the Company’s Nominating and Governance Committee. Under the MIH Subscription Agreement, MIH currently has the right to nominate a number of directors to the Board proportionate to its beneficial ownership of the Company’s common stock (“MIH Designees”). The MIH Subscription Agreement also provides that in the event of the resignation of an MIH Designee, MIH is entitled to designate an individual reasonably acceptable to the Company to fill such vacancy. Except as described above, there are no other understandings or arrangements between Mr. Nikolaev and any other persons pursuant to which Mr. Nikolaev was appointed as a director. The Board has not, and does not currently expect to, appoint Mr. Nikolaev to any committees of the Board.

Mr. Nikolaev is a Managing Director in the Investments team at Prosus N.V. and Naspers Ltd., a global consumer internet group and one of the world's largest technology investors and operators (“Prosus”), and the indirect parent of MIH. He also currently serves as a member of the advisory board of GoStudent GmbH, a global online tutoring platform for children (since December 2021) and a member of the advisory board of Stack Exchange Inc., Stack Overflow GmbH, and Stack Overflow Limited (each since February 2021); the Stack Overflow companies comprise a global organization empowering developer communities to discover information, answers, and learning opportunities. All of the foregoing entities are Prosus portfolio companies.

Prior to his time at Prosus, Mr. Nikolaev worked as an investment banker at Citigroup in London (2008-2018) where he helped establish the Internet investment banking team. He was previously a member of the advisory boards at GoodBidco BV (May 2021 - August 2025) and EduMe Limited (December 2021 – August 2025), both Prosus portfolio companies. He has more than 20 years of experience holding senior positions in the technology and internet space. Mr. Nikolaev holds a bachelor’s degree in economics from the London School of Economics and Political Science and a master’s degree from Saïd Business School at the University of Oxford.

Mr. Nikolaev does not have any direct or indirect material interest in any transaction or proposed transaction (or series of transactions) required to be disclosed pursuant to Item 404(a) of Regulation S-K.  Mr. Nikolaev will not receive any compensation as a member of the Board at this time. Mr. Nikolaev has entered into the Company’s standard form of indemnity agreement for directors of the Company, pursuant to which the Company, subject to specified conditions, will indemnify Mr. Nikolaev to the fullest extent permitted by applicable law for all expenses and liabilities incurred in connection with any threatened, pending or completed proceeding arising out of his service to the Company, including the advancement of expenses in certain circumstances. A copy of the form of indemnification agreement is included as Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed with the SEC on April 14, 2025. The Board has affirmatively determined that Mr. Nikolaev is independent under applicable Company standards for Board independence and Section 303A of the New York Stock Exchange Listed Company Manual.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2025

SKILLSOFT CORP.

By:	/s/ John Frederick
Chief Financial Officer